DIRECTOR'S AGREEMENT

         THIS AGREEMENT is made and entered into effective as of March 20th, 2000 (the "EFFECTIVE DATE"), by and between Cosmoz.com, Inc., a Delaware corporation ("Company") and Owen Naccarato ("Naccarato").

         THE PARTIES AGREE AS FOLLOWS:

1. Retention of Naccarato/ Performance of Services. Company hereby retains Naccarato to provide the services described on EXHIBIT A (the "Services"), and Naccarato hereby agrees to use his best efforts to provide the Services, in accordance with EXHIBIT A. Naccarato shall not allow any other person or entity to perform any of the Services for or instead of Naccarato. Naccarato shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, applicable to the performance of the Services.

2. Compensation. In exchange for Company's retention of Naccarato, the Company agrees to grant to Naccarato an option to purchase up to two hundred-fifty thousand (250,000) shares of COSMOZ's Common Stock pursuant to the COSMOZ Stock Option Plan. Both parties agree to execute an Incentive Stock Option Agreement within 21 days following the Effective Date. The following terms shall apply to the stock option grant pursuant to this Paragraph and the Plan: The "Date of Option Grant" shall be the same date as the Effective Date; the "Initial Vesting Date" shall be the same date as the Effective Date; and the "Option Expiration Date" shall be one (1) year after the Effective Date.

3. Expenses. All reasonable expenses must get written permission by Cosmoz.com.

4. Term. This Agreement shall begin with the Effective Date and shall continue until the date of the next occurring annual meeting of shareholders of the Company. Upon the date of the next occurring annual meeting of shareholders of the Company and thereafter, the Term of this Agreement may be extended for one or more additional one (1) year terms if Naccarato is elected a Director by the shareholders of the Company at annual shareholders meetings.

5. Removal by Shareholders. At any time, Naccarato may be removed as Director by the shareholders of the Company at a regular or special meeting. This Agreement shall terminate automatically upon any such vote by the shareholders to remove Naccarato as Director. This Agreement is at the will of both parties, and either party may terminate the Agreement at any time with or without cause. Both parties waive any and all causes of action arising directly from the termination of the Agreement.

6. Conflicting Obligations. Naccarato has no outstanding agreement or obligation, and will not enter into any agreement or obligation, that is in conflict with any of the provisions of this AGREEMENT or that would preclude Naccarato from fully complying with all of Naccarato's obligations under this AGREEMENT. Naccarato shall not, during the term of this AGREEMENT, improperly use or disclose any proprietary or confidential information or trade secrets of the Company or any third party. Naccarato shall not serve on the Board of Directors or the Board of Advisors of any company or entity which competes indirectly or directly with Company, as determined in the sole discretion of the Chairman of the Board of Directors of the Company. Naccarato shall, within 10 days following the execution of this Agreement, execute the Company's standard Non-Disclosure Agreement.

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General Provisions

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7.1 Further  Assurances.  Each party shall  perform any and all further acts and execute and deliver any documents which are reasonably necessary to carry out the intent of this AGREEMENT.

7.2 Notices. All notices or other communications required or permitted by this AGREEMENT or by law shall be in writing and shall be deemed duly served and given when delivered personally or by facsimile, air courier, certified mail (return receipt requested), postage and fees prepaid, to the party at the address indicated in the signature block or at such other address as a party may request in writing.

7.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7.4 Governing Law, Jurisdiction, and Venue. This Agreement shall be governed and interpreted in accordance with the laws of the State of California, as such laws are applied to agreements between residents of California to be performed entirely within the State of California. Subject to the immediately preceding paragraph, each party hereby consents to jurisdiction of and venue in the federal district court for the Northern District of California, San Francisco Division, and/or in the courts of the State of California for San Mateo County.

7.5 Entire Agreement/ Modification. This AGREEMENT sets forth the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior written agreements, and all prior or contemporaneous oral agreements and understandings, express or implied. No modification to this AGREEMENT, nor any waiver of any rights, shall be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right or any subsequent breach or default.

7.6 Assignment. The rights contained in this AGREEMENT are of a unique character and may not be assigned in whole or in part by either party without the prior written consent of the other party; provided, however, that Company shall be entitled to assign this AGREEMENT to a successor to all or substantially all of its assets, whether by sale, merger, or otherwise.

7.7 Severability. If any of the provisions of this AGREEMENT are determined to be invalid or unenforceable, the remaining provisions shall be deemed severable and shall continue in full force and effect to the extent the economic benefits conferred upon the parties by this AGREEMENT remain substantially unimpaired.

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7.8  Attorneys'  Fees.  Should any  litigation be commenced  between the parties concerning the rights or obligations of the parties under this AGREEMENT, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees in such litigation. This amount shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition to any amount received as attorneys' fees, the prevailing party also shall be entitled to receive from the party held to be liable, an amount equal to the attorneys' fees and costs incurred in enforcing any judgement against such party. This Section is severable from the other provisions of this AGREEMENT and survives any judgment and is not deemed merged into any judgment.

7.9 Construction. The headings of this AGREEMENT are for convenience only and are not to be considered in construing this AGREEMENT. The language of this AGREEMENT shall be construed according to its fair meaning and not strictly for or against any party.

7.10 Counterparts. This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this AGREEMENT effective as of the date first written above.

      Cosmoz.com, Inc                             Owen Naccarato:
      1515 So. El Camino Real                     19300 Fairchild, Suite 260
      San Mateo, CA 94402                         Irvine, CA 92612
      Fax: 650.358.0188                           Fax: 818.255.4997



      By: /s/ Wilfred Shaw                      /s/ Owen Naccarato
          ----------------                          --------------
          Wilfred Shaw, CEO                         Owen Naccarato

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